Exhibit 99.1

Press Release

Argo Group announces additions to board of directors

HAMILTON, Bermuda – February 27, 2017 – Argo Group International Holdings, Ltd. (NASDAQ: AGII), an international underwriter of specialty insurance and reinsurance products, today announced the appointment of Dee Lehane and Al-Noor Ramji to its board of directors.

“It is an honor to have Dee and Al-Noor join our board,” said Argo Group Chairman Gary Woods. “They are both accomplished individuals with a proven ability to lead and their expertise will help us achieve the strategic growth objectives we have established for the company.”

Dee Lehane’s international career includes significant experience dealing with strategic issues and technology-led business change at global insurance companies. She was previously Managing Partner Global Insurance Industry for Accenture, where she worked for over 20 years. She is currently the Independent Chair of the Debt Market Integrator, a Cabinet Office venture serving a number of government departments and Chairman of ORIC International, the Insurance Industry Risk Consortium. She has previously served on the boards of Aviva Life and Pensions Insurance Ireland and Aviva Health Insurance Ireland, including roles on the Audit (Chair) and Risk Committees.

Al-Noor Ramji joined Prudential in January 2016 in the newly created role of Group Chief Digital Officer and is responsible for developing and executing an integrated, long-term digital strategy for the group. Before joining Prudential, he worked at Northgate Capital, a venture firm in Silicon Valley, where he ran technology-focused funds. Prior to this, he was at Misys, a financial services group, and has previously held leading technology and innovation roles at BT Group, Qwest Communications, Dresdner Kleinwort Benson and Swiss Bank Corporation.

“We intend to make the Argo customer experience intimate, simple and digital. Dee and Al-Noor bring us the broad strategic insight we need to make that happen quickly and successfully,” said Argo Group CEO Mark E. Watson III.

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ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NASDAQ: AGII) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in four primary segments: Excess & Surplus Lines, Commercial Specialty, International Specialty and Syndicate 1200. Argo Group’s insurance subsidiaries are A. M. Best-rated ‘A’ (Excellent) (fourth highest rating out of 16 rating classifications) with a stable outlook, and Argo’s U.S. insurance subsidiaries are Standard and Poor’s-rated ‘A-’ (Strong) with a stable outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

FORWARD-LOOKING STATEMENTS

This press release may include forward-looking statements, both with respect to Argo Group and its industry, that reflect our current views with respect to future events and financial performance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Argo Group’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) unpredictability and severity of catastrophic events; 2) rating agency actions; 3) adequacy of our risk management and loss limitation methods; 4) cyclicality of demand and pricing in the insurance and reinsurance markets; 5) statutory or regulatory developments including tax policy, reinsurance and other regulatory matters; 6) our ability to implement our business strategy; 7) adequacy of our loss reserves; 8) continued availability of capital and financing; 9) retention of key personnel; 10) competition; 11) potential loss of business from one or more major insurance or reinsurance brokers; 12) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 13) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 14) the integration of businesses we may acquire or new business ventures we may start; 15) the effect on our investment portfolios of changing financial market conditions, including inflation, interest rates, liquidity and other factors; 16) acts of terrorism or outbreak of war; and 17) availability of reinsurance and retrocessional coverage, as well as management’s response to any of the aforementioned factors.

For media inquires please contact:

David Snowden

Senior Vice President, Corporate Communications

david.snowden@argogroupus.com

210-321-2104